UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 10, 2026

ZEVIA PBC
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-40630	86-2862492
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15821 Ventura Blvd., Suite 145, Encino, CA		91436
(Address of Principal Executive Offices)		(Zip Code)
(424)  343-2654  (Registrant’s Telephone Number, Including Area Code)

Former Name or Former Address, if Changed Since Last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.001 per share	ZVIA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departing Officer

On June 10, 2026, Amy E. Taylor notified Zevia PBC (the “Company”) of her resignation as President and Chief Executive Officer of the Company, effective June 15, 2026. Ms. Taylor is expected to remain in a consultant role with the Company during a transition period of approximately two months and will continue to serve as a Class I director of the Company. As a consultant, Ms. Taylor will receive consulting fees and subsidized COBRA premiums, and thereafter, she will receive standard non-employee director compensation under the Company’s director compensation policy.

The Company and the board of directors (the “Board”) extend their gratitude to Ms. Taylor for her leadership and contributions to the Company as President and Chief Executive Officer.

(c) Officer Appointment

Effective June 15, 2026 (the “Effective Date”), the Board appointed current director Alexandre I. Ruberti to succeed Ms. Taylor as the Company’s President and Chief Executive Officer. Mr. Ruberti will continue to serve as a Class III director of the Company.

Mr. Ruberti’s biographical information is set forth in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 23, 2026 under “Corporate Governance—Class III Directors Continuing in Office,” and such information is incorporated herein by reference.

In connection with Mr. Ruberti’s appointment as President and Chief Executive Officer, the Company entered into an offer letter with Mr. Ruberti, effective as of the Effective Date (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Ruberti will receive an annual base salary of $638,000 and will be eligible to earn discretionary, merit-based compensation of 100% of base salary. In addition, he will receive (i) an initial long-term incentive award for 2026, consisting of $1,440,000 worth of restricted stock units that vest ratably over four years and $360,000 worth of target performance stock units that are subject to the Company’s net sales performance over a three-year performance period ending December 31, 2028, (ii) beginning in 2027, target annual long-term incentive awards having an aggregate value of $1,800,000, and (iii) a relocation allowance of $50,000.

In addition, Mr. Ruberti entered into the Company’s standard severance agreement (the “Severance Agreement”), which provides for severance benefits in the event Mr. Ruberti is terminated by the Company without Cause (as defined in the Severance Agreement) or resigns for Good Reason (as defined in the Severance Agreement) (each a “Qualifying Termination”). Subject to execution of a release of claims in favor of the Company, upon a Qualifying Termination, Mr. Ruberti will be eligible to receive the following severance benefits: (i) 12 months of base salary payable in installments (or, if the Qualifying Termination occurs within 18 months following a change in control of the Company, a lump sum payment equal to the sum of Mr. Ruberti’s annual base salary and target annual bonus), (ii) partially subsidized COBRA premiums for the 12-month period following termination, and (iii) any earned but unpaid annual bonus for the year prior to the year of termination payable at the time bonuses are paid to other executives.

Mr. Ruberti has also entered into the Company’s employment, confidential information, and invention assignment agreement, which includes customary confidentiality, non-disclosure, employee non-solicitation and invention assignment covenants, and the Company’s mutual arbitration agreement.

There is no arrangement or understanding between Mr. Ruberti and any other person pursuant to which he was appointed as an officer of the Company; there is no family relationship between Mr. Ruberti and any of the Company’s directors or other executive officers; and Mr. Ruberti is not a party to any transactions of the type that would require disclosure under Item 404(a) of Regulation S-K.

The full texts of the Offer Letter and the Severance Agreement will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026.

Item 7.01 Regulation FD Disclosure.

On June 15, 2026, the Company issued a press release announcing the appointment of Mr. Ruberti as President and Chief Executive Officer of the Company. A copy of the press release is attached hereto as Exhibit 99.1 to this Form 8-K.

The information furnished in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be deemed incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Zevia PBC Press Release, dated June 15, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ZEVIA PBC

Date: June 15, 2026	/s/ STEVEN M. STAES

Name: Steven M. Staes
Title: General Counsel and VP People